Exhibit 4.7

RSC HOLDINGS INC.
FORM OF AMENDED AND RESTATED
STOCKHOLDERS AGREEMENT
Dated as of [ ], 2007

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Table of Contents
(continued)

		Page
6.17	Consent to Jurisdiction	37
6.18	Waiver of Jury Trial	37
6.19	Enforcement	37
6.20	Counterparts; Facsimile Signatures	37
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     AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, dated as of [ ], 2007, among (i) RSC Holdings Inc., a Delaware corporation (the “Company”), (ii) each Stockholder listed in the signature pages hereof and each other Stockholder that, immediately prior to the Effective Time, is a party to the Original Agreement and (iii) any other Stockholder that may become a party to this Agreement after the date and pursuant to the terms hereof. Capitalized terms used herein without definition shall have the meanings set forth in Section 5.1.
W I T N E S S E T H:
     WHEREAS, pursuant to a Recapitalization Agreement, dated as of October 6, 2006 (the “Recapitalization Agreement”), among Atlas Copco AB, a company organized under the laws of Sweden, the Company, Atlas Copco Finance S.à.r.l., a company organized under the laws of Luxembourg (“ACF”), RSC Acquisition LLC, a Delaware limited liability company (“Ripplewood 1”), RSC Acquisition II LLC, a Delaware limited liability company (“Ripplewood 2”), OHCP II RSC, LLC, a Delaware limited liability company (“Oak Hill 1”), OHCMP II RSC, LLC, a Delaware limited liability company (“Oak Hill 2”) and OHCP II RSC COI, LLC, a Delaware limited liability company (“Oak Hill 3” and, together with Ripplewood 1, Ripplewood 2, Oak Hill 1 and Oak Hill 2, the “Investors”, and each of them an “Investor”), the Investors purchased 20,471 Shares, representing 85.47% of the total outstanding common stock of the Company, and ACF retained 3,480 Shares, representing 14.53% of the total outstanding common stock of the Company (such transaction, the “Acquisition”);
     WHEREAS, following the Closing, each Share was reclassified into 100 Shares and following such reclassification, certain employees of the Company and its Subsidiaries, or trusts for the benefit of such employees, purchased 26,366.30 Shares, representing approximately 1% of the total outstanding common stock of the Company;
     WHEREAS, in connection with the Acquisition, the Company entered into a Stockholders Agreement, dated as of November 27, 2006, with its stockholders as of that date (the “Original Agreement”);
     WHEREAS, concurrently with the effectiveness of this Agreement, the Company has consummated an initial Public Offering of its common stock (the “IPO”); and
     WHEREAS, the Principal Investors, acting pursuant to Section 6.8 of the Original Agreement, desire to amend and restate the Original Agreement as provided herein to set forth the respective rights and obligations of the parties to this Agreement following the IPO.
     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
GOVERNANCE AND MANAGEMENT OF THE COMPANY
     1.1 Board of Directors/Committees.
     (a) Board Nominees.
     (i) Prior to a Controlled Company Event. Subject to Section 1.5 and any rights of the holders of shares of any class or series of preferred stock of the Company to elect additional members to the board of directors of the Company (the “Board”), and prior to a Controlled Company Event, the Stockholders and the Company shall take all Necessary Action to cause the Board to be comprised of up to thirteen directors:
     (A) four of whom shall be designated by Ripplewood (such persons, the “Ripplewood Nominees”);
     (B) four of whom shall be designated by Oak Hill (such persons, the “Oak Hill Nominees”, and collectively with the Ripplewood Nominees, the “Investor Nominees”);
     (C) one of whom shall be Mark Cohen;
     (D) three of whom shall be Independent Directors, each of which shall be designated by Majority Approval; and
     (E) unless otherwise agreed by Majority Approval, one of whom shall be the Chief Executive Officer (the “CEO Nominee”).
     (ii) Following a Controlled Company Event. If, following a Controlled Company Event and after giving effect to Section 1.5, the membership of the Board as designated in accordance with Section 1.1(a)(i) would not comply with the requirements of Applicable Law (after giving effect to applicable transition periods, if any), (A) the number of Ripplewood Nominees and Oak Hill Nominees shall each be reduced by two (but in no event reduced to less than one except as provided in Section 1.5), (B) each Principal Investor shall cause two of its Investor Nominees to resign, and (C) the directors remaining in office shall elect Independent Directors to fill each of the vacancies created by such resignations. If, after giving effect to the foregoing, the membership of the Board would still not comply with the requirements of Applicable Law (after giving effect to applicable transition periods, if any), the Company and the Stockholders will take all Necessary Action to cause the Company to comply with Applicable Law with respect to the composition of the Board (which may include the election of additional Independent Directors as members of the Board and Committees, either as a result of an increase in the membership of the Board or the pro rata reduction in the number of Investor Nominees and their resignation from the Board or Committees, or both).
     (b) Classified Board. The certificate of incorporation and the by-laws of the Company shall provide that the directors of the Company, subject to any rights of the holders of shares of any class or series of preferred stock of the Company, shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible. One class’s (“Class I”) term will expire at the first annual meeting of the stockholders following the date hereof, another class’s (“Class II”) term will expire at the second annual meeting of the stockholders following the date hereof and another class’s (“Class III”) term will expire at the third annual meeting of stockholders following the date hereof; provided that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal. Thereafter, at each annual meeting of stockholders of the Corporation, subject to any rights of the holders of shares of any class or series of preferred stock of the Company, the successors of the directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The Investor Nominees shall be allocated among the three classes of the Board as follows: (i) one Ripplewood Nominee shall be allocated to each of Class I and Class II and two Ripplewood Nominees shall be allocated to Class III; and (ii) one Oak Hill Nominee shall be allocated to each of Class I and Class II and two Oak Hill Nominees shall be allocated to Class III; provided that if the number of Investor Nominees is reduced pursuant to Section 1.1(a)(ii) or Section 1.5, upon the resignation of an affected Investor Nominee from a class of the Board, the right set forth in Section 1.1(d) to designate successor Investor Nominees to such class shall expire.
     (c) Committees. The by-laws of the Company shall provide for an executive and governance committee, a compensation committee, an audit committee and such other committees as the Board may determine (collectively, the “Committees”); provided that, following a Controlled Company Event, the executive and governance committee shall be renamed the executive committee and the Committees shall include a nominating and governance committee. Each of the audit committee and the compensation committee shall consist of at least three directors and each other Committee shall consist of at least two directors and, subject to Section 1.5, each Principal Investor shall have the right to designate one member thereof from among the Investor Nominees and Independent Directors; provided that (i) the membership of each Committee shall meet the requirements of Applicable Law (after giving effect to applicable transition periods, if any), and (ii) each Committee shall have such additional members as the Board may determine, which determination, if made after a Controlled Company Event, shall be made on the recommendation of the nominating and governance committee. Each

Committee shall have such powers and responsibilities as the Board may from time to time authorize.
     (d) Removal and Replacement of Directors. If any Principal Investor provides written notice to any other Stockholder of such Principal Investor’s determination that there is cause to remove one or more Investor Nominee of such Principal Investor from the Board and that such Principal Investor desires to remove such Investor Nominee(s), such Stockholder shall take all Necessary Action reasonably requested by such Principal Investor to effect such removal. If a vacancy is created on the Board or a Committee as a result of the death, disability, retirement, resignation or removal of any Investor Nominee, then the Principal Investor that designated such Investor Nominee shall have the right to designate such person’s replacement, subject to the final sentence of Section 1.1(b).
     (e) RSC Board. The Company shall cause the board of directors of RSC Equipment Rental, Inc., an Arizona corporation and wholly-owned subsidiary of the Company, to at all times be comprised of the same persons that comprise the Board.
     1.2 Director Fees and Expenses.
     (a) Fees. The Company shall pay to the directors such fees as may be determined by the Board. No director who is also an employee of the Company or any Company Subsidiary shall be paid any fee for serving as a director or member of any Committee.
     (b) Expenses. The Company shall cause each non-employee director serving on the Board, any Committees or any Company Subsidiary board to be reimbursed for all reasonable out-of-pocket costs and expenses incurred by him or her in connection with such service, including reasonable travel, lodging and meal expenses.
     1.3 Approvals.
     (a) General. Except as required by Applicable Law, all actions requiring the approval of the Board shall require the approval of a majority of the directors present at any duly convened Board meeting or by unanimous written consent of the directors without a meeting, in each case in accordance with the provisions of the Delaware General Corporation Law and the by-laws of the Company.
     (b) Quorum/Notice. A quorum for meetings of the Board shall consist of a majority of the total authorized membership of the Board; provided that, prior to a Controlled Company Event, such majority includes at least one Investor Nominee of each of the Principal Investors entitled to designate an Investor Nominee. If a quorum is not achieved at any duly called meeting, such meeting may be postponed to a time no earlier than 48 hours after written notice of such postponement has been given to the directors, and, at any such postponed meeting, a quorum shall consist of a majority of the total authorized membership of the Board. Meetings of the Board may be called by the Chairman of the Board or by any other director at any time; provided that at least 48 hours’ written notice of such meeting has been provided to the directors or notice thereof has been waived by each director.
     1.4 Certain Actions/Voting Proxy.
     (a) Each Stockholder shall take all Necessary Action to cause the election, removal and replacement of directors and members of Committees in the manner contemplated in, and otherwise give the fullest effect possible to the provisions of this Article I.
     (b) [Reserved.]
     (c) Each Stockholder (other than the Principal Investors) (i) that is a Permitted Transferee of a Principal Investor hereby irrevocably grants to and appoints the Principal Investor that is an Affiliate of such Stockholder and (ii) that is not a Person described in clause (i) hereby irrevocably grants to and appoints the Principal Investors collectively (to act by unanimous consent) such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote or act by written consent with respect to such Stockholder’s Voting Securities, and to grant a consent, proxy or approval in respect of such Voting Securities, in the event that such Stockholder fails at any time to vote or act by written consent with respect to any of its Voting Securities in the manner agreed by such Stockholder in this Agreement, in each case in accordance with such Stockholder’s agreements contained in this Section 1.4 and any other provision of this Agreement. Each Stockholder (other than the Principal Investors) hereby affirms that the irrevocable proxy set forth in this Section 1.4(c) will be valid for the term of this Agreement and is given to secure the performance of the obligations of such Stockholder under this Agreement. Each such Stockholder hereby further affirms that each proxy hereby granted shall be irrevocable and shall be deemed coupled with an interest and shall extend for the term of this Agreement, or, if earlier, until the last date permitted by Applicable Law. For the avoidance of doubt, except as expressly contemplated by this Section 1.4, none of the Stockholders has granted a proxy to any Person to exercise the rights of any such Stockholder under this Agreement.
     1.5 Termination of Rights. (a) Notwithstanding anything to the contrary in this Article I, if, at any time, any Principal Investor, together with members of its Principal Investor Group, shall cease to own a number of Shares equal to at least:
     (i) 35% of the Shares owned by such Principal Investor and members of its Principal Investor Group on the Closing Date (its “Original Shares”), (A) the number of directors such Principal Investor shall have the right to nominate pursuant to Section 1.1(a) shall be reduced by three, (B) such Principal Investor shall cause three of its Investor Nominees to resign, and (C) the directors remaining in office shall decrease the size of the Board to eliminate such vacancies; and
     (ii) 10% of its Original Shares, (A) such Principal Investor shall cease to have the right to designate any directors pursuant to Section 1.1(a) or any right to designate members of Committees pursuant to Section 1.1(c), (B) such Principal Investor shall cause its Investor Nominees and Committee designees to resign, and (C) the directors remaining in office shall decrease the size of the Board to eliminate such vacancy.
     (b) Notwithstanding anything to the contrary in this Article I, (i) if, at any time, (A) ACF shall cease to own at least 7.5% of the total Shares outstanding or (B) Mark Cohen shall be or become a member of a Competitor, ACF shall cause Mark Cohen to resign as a member of the Board, and (ii) upon the expiration of Mark Cohen’s first term as a member of the Board or, if earlier, upon the resignation of Mark Cohen as a member of the Board pursuant to clause (i) of this Section 1.5(b) or otherwise or his earlier death or removal for cause from the Board, the directors remaining in office shall decrease the size of the Board to eliminate such vacancy.
     1.6 Information/Access.
     (a) Information. The Company shall provide each Stockholder or its designated representative with:
     (i) promptly upon completion after the end of each fiscal quarter of the Company for the first three fiscal quarters of a fiscal year, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter and the consolidated statements of income, cash flows and changes in stockholders’ equity for such quarter and the portion of the fiscal year then ended of the Company and its Subsidiaries;
     (ii) promptly upon completion after the end of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of each such fiscal year and the consolidated statements of income, cash flows and changes in stockholders’ equity for such year of the Company and its Subsidiaries, accompanied by the report of independent certified public accountants of recognized national standing; and
     (iii) to the extent the Company or any of its Subsidiaries is required by Applicable Law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports (without exhibits) pursuant to Section 13 or 15(d) of the

Exchange Act, actually prepared by the Company or such Subsidiary promptly after filing.
     (b) Access. The Company shall, and shall cause its Subsidiaries, officers, directors and employees to, (i) afford the officers, employees, auditors and other agents of each Stockholder that is a member of a Principal Investor Group, for so long as such Stockholder is, together with the other members of its Principal Investor Group and such Principal Investor Group’s Permitted Transferees, the holder of an aggregate amount of Shares that have an aggregate Fair Market Value in excess of $100 million, during normal business hours and upon reasonable notice reasonable access at all reasonable times to its officers, employees, auditors, properties, offices, plants and other facilities and to all books and records, and (ii) afford such Stockholder the opportunity to consult with its officers from time to time regarding the Company’s and its Subsidiaries’ affairs, finances and accounts as each such Stockholder may reasonably request upon reasonable notice.
     (c) Additional Information. Each of the Stockholders agrees that, from the date of this Agreement and for so long as it shall own any Equity Securities, it will furnish the Company such necessary information and reasonable assistance as the Company may reasonably request in connection with the (i) consummation of the transactions contemplated by this Agreement and (ii) the preparation and filing of any reports, filings, applications, consents or authorizations with any Regulatory Entity under any Applicable Law. Each Stockholder proposing to make a Transfer pursuant to Article II and the Company shall provide the other with any information reasonably requested in order for each of them to determine whether the proposed Transfer would be a Prohibited Transaction.
     (d) Corporate Opportunities. Except as otherwise provided in the second sentence of this Section 1.6(d), (i) neither Principal Investor, nor ACF, nor any stockholder, member, manager, partner or Affiliate of such Principal Investor or ACF, or their respective officers, directors, employees or agents (any of the foregoing, a “Stockholder Group Member”) shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Company or any of its Subsidiaries in which the Company or one of its Subsidiaries may, but for the provisions of this Section 1.6(d), have an interest or expectancy (“Corporate Opportunity”), and (ii) neither Principal Investor, nor ACF, nor any Stockholder Group Member (even if also an officer or director of the Company) will be deemed to have breached any fiduciary or other duty or obligation to the Company by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or its Affiliates or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. The Company, on behalf of itself and its Subsidiaries, renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company; provided that the Company does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered to a director of the Company whether or not such individual is also a director or officer of a Stockholder, if such opportunity is expressly and demonstratively offered to such Person in his or her capacity as a director of the Company and the Stockholders recognize that the Company reserves such rights.
ARTICLE II
TRANSFERS/CERTAIN COVENANTS
     2.1 Transfer Restrictions.
     (a) [Reserved.]
     (b) Notwithstanding anything to the contrary in this Agreement, no Stockholder shall Transfer any Equity Securities (whether or not the proposed Transferee is a Permitted Transferee or such Transfer would otherwise be permitted by Section 2.1(a)) (i) to any Competitor or (ii) if any such Transfer would constitute a Prohibited Transaction, unless, in any such case, such Transfer is approved by the Board.
     (c) Any Transferee (including any Permitted Transferee) that after the date of this Agreement acquires Equity Securities, other than in connection with a Public Offering or brokers transactions (within the meaning of Section 4(4) of the Securities Act) pursuant to Rule 144, shall, as a condition precedent to the Transfer of such Equity Securities to such Transferee, (i) become a party to this Agreement by completing and executing a signature page hereto (including the address of such party), (ii) execute all such other agreements or documents as may reasonably be requested by the Company (which may include such representations and warranties made by the Transferee to the Company as shall be reasonably requested by the Company), (iii) ensure with the Transferring Stockholders that any merger control or other regulatory authorizations needed in connection with such Transfer are duly obtained, and (iv) deliver such signature page and, if applicable, other agreements and documents to the Company at its address specified in Section 6.12. Such Person shall, upon its satisfaction of such conditions and acquisition of Equity Securities, be a Stockholder for all purposes of this Agreement.
     (d) Any Transfer or attempted Transfer of Equity Securities in violation of any provision of this Agreement shall be void.
     2.2 Tag-Along Rights.
     (a) In the event of a proposed Transfer of Shares by a Stockholder (a “Transferring Stockholder”) other than (y) to a Permitted Transferee or (z) in connection with a Public Offering or brokers transactions (within the meaning of Section 4(4) of the

Securities Act) pursuant to Rule 144, each Stockholder (other than the Transferring Stockholder) shall have the right to participate on the same terms and conditions and for the same per Share consideration as the Transferring Stockholder in the Transfer in the manner set forth in this Section 2.2. Prior to any such Transfer, the Transferring Stockholder shall deliver to the Company prompt written notice (the “Transfer Notice”), which the Company will forward to the Stockholders (other than the Transferring Stockholder, the “Tag-Along Participants”) within 5 days of receipt thereof, which notice shall state (i) the name of the proposed Transferee, (ii) the number of Shares proposed to be Transferred (the “Transferred Securities”) and the percentage (the “Tag Percentage”) that such number of Shares constitute of the total number of Shares owned by such Transferring Stockholder, (iii) the proposed purchase price therefore, including a description of any non-cash consideration sufficiently detailed to permit the determination of the Fair Market Value thereof, and (iv) the other material terms and conditions of the proposed Transfer, including the proposed Transfer date (which date may not be less than 35 days after delivery to the Tag-Along Participants of the Transfer Notice). Such notice shall be accompanied by a written offer from the proposed Transferee to purchase the Transferred Securities, which offer may be conditioned upon the consummation of the sale by the Transferring Stockholder, or the most recent drafts of the purchase and sale documentation between the Transferring Stockholder and the Transferee which shall make provision for the participation of the Tag-Along Participants in such sale consistent with this Section 2.2.
     (b) Each Tag-Along Participant may elect to participate in the proposed Transfer to the proposed Transferee identified in the Transfer Notice by giving written notice to the Company and to the Transferring Stockholder within the 15 day period after the delivery of the Transfer Notice to such Tag-Along Participant, which notice shall state that such Tag-Along Participant elects to exercise its tag-along rights under this Section 2.2 and shall state the maximum number of shares sought to be Transferred (which number may not exceed the product of (i) all such Shares owned by such Tag-Along Participant plus the number of Shares owned by any Affiliate Tag-Along Assignor of such Tag-Along Participant, multiplied by (ii) the Tag Percentage). As used in this Agreement, the term “Affiliate Tag-Along Assignor” with respect to any Stockholder shall mean an Affiliate of such Stockholder or, in the case of any member of a Principal Investor Group, any other member of such Principal Investor Group that, in each case, shall have waived, by means of written notice to the Company and the Transferring Stockholder, its tag-along rights pursuant to this Section 2.2 with respect to the applicable Transfer in favor of such Stockholder. Each Tag-Along Participant shall be deemed to have waived its right of tag-along with respect to the Transferred Securities hereunder if it fails to give notice within the prescribed time period. The proposed Transferee of Transferred Securities will not be obligated to purchase a number of Shares exceeding that set forth in the Transfer Notice, and in the event such Transferee elects to purchase less than all of the additional Shares sought to be Transferred by the Tag-Along Participants, the number of Shares to be Transferred by the Transferring Stockholder and

each such Tag-Along Participant shall be reduced so that each such Stockholder is entitled to sell its Pro Rata Portion of the number of Shares the proposed Transferee elects to purchase (which in no event may be less than the number of Transferred Securities set forth in the Transfer Notice).
     (c) Each Tag-Along Participant, if it is exercising its tag-along rights hereunder, shall deliver to the Transferring Stockholder at the closing of the Transfer of the Transferring Stockholder’s Transferred Securities to the Transferee certificates representing the Transferred Securities to be Transferred by such holder, duly endorsed for transfer or accompanied by stock powers duly executed, in either case executed in blank or in favor of the applicable purchaser against payment of the aggregate purchase price therefor by wire transfer of immediately available funds and/or any applicable non-cash consideration. Each Stockholder participating in a sale pursuant to this Section 2.2 shall receive consideration in the same form and per share amount after deduction of such Stockholder’s proportionate share of the related expenses. Each Stockholder participating in a sale pursuant to this Section 2.2 shall agree to make or agree to the same customary representations, covenants, indemnities and agreements as the Transferring Stockholder so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis based on the consideration to be received by each Stockholder; provided, that any general indemnity given by the Transferring Stockholder, applicable to liabilities not specific to the Transferring Stockholder, to the Transferee in connection with such sale shall be apportioned among the Stockholders participating in a sale pursuant to this Section 2.2 according to the consideration received by each such Stockholder and shall not exceed such Stockholder’s net proceeds from the sale; provided, further, that any representation relating specifically to a Stockholder and/or its ownership of the Equity Securities to be Transferred shall be made only by that Stockholder. The fees and expenses incurred in connection with a sale under this Section 2.2 and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of a Stockholder for his, her or its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or the Transferee or acquiring Person, shall be shared by all the Stockholders on a pro rata basis, based on the consideration received by each Stockholder in respect of its Equity Securities to be Transferred; provided that no Stockholder shall be obligated to make any out-of-pocket expenditure in connection with such fees and expenses prior to the consummation of the transaction consummated pursuant to this Section 2.2 (excluding de minimis expenditures). The proposed Transfer date may be extended beyond the date described in the Transfer Notice to the extent necessary to obtain required approvals of Regulatory Entities and other required approvals and the Company and the Stockholders shall use their respective commercially reasonable efforts to obtain such approvals.
     (d) If the Transferring Stockholder sells or otherwise Transfers to the Transferee any of its Shares in breach of this Section 2.2, then each Tag-Along

Participant shall have the right to sell to each Transferring Stockholder, and each Transferring Stockholder undertakes to purchase from each Tag-Along Participant, the number of Shares that such Tag-Along Participant would have had the right to sell to the Transferee pursuant to this Section 2.2, for a per Share amount and form of consideration and upon the terms and conditions on which the Transferee bought such Shares from the Transferring Stockholder, but without any indemnity being granted by any Tag-Along Participant to the Transferring Stockholder; provided that nothing contained in this Section 2.2(d) shall preclude any Stockholder from seeking alternative remedies against any such Transferring Stockholder as a result of its breach of this Section 2.2.
     2.3 [Reserved.]
     2.4 Legend.
     (a) All certificates representing the Equity Securities held by each Stockholder shall bear a legend substantially in the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.”
     (b) Upon the permitted sale of any Equity Securities pursuant to (i) an effective registration statement under the Securities Act or pursuant to Rule 144 or (ii) another exemption from registration under the Securities Act or upon the termination of this Agreement, the certificates representing such Equity Securities shall be replaced, at the expense of the Company, with certificates or instruments not bearing the legends required by this Section 2.4; provided that the Company may condition such replacement of certificates under clause (ii) upon the receipt of an opinion of securities counsel reasonably satisfactory to the Company.

ARTICLE III
RESERVED
ARTICLE IV
REGISTRATION RIGHTS
     4.1 Piggyback Registration Rights.
     (a) If the Company at any time proposes to register any shares of Common Stock under the Securities Act, whether or not for sale for its own account (other than (i) in connection with a Demand Registration under Section 4.2 in which all Stockholders have the “piggyback” rights contemplated in Section 4.2(a)(ii), (ii) relating solely to employee benefit plans or (iii) relating solely to the sale of debt or convertible debt instruments) and the registration form to be filed may also be used for the registration of Registrable Securities, the Company shall promptly notify the Stockholders of its intention to effect such registration. Upon the receipt of a written request of any Stockholder made within 20 days after such notice (which request shall specify the Registrable Securities intended to be disposed of by such Stockholder), the Company will, subject to the other provisions of this Section 4.1, include in such registration all Registrable Securities with respect to which the Company has received a written request for inclusion (a “Piggyback Registration”). Each such request shall also contain an undertaking from the applicable Stockholder to provide all such information and material and to take all actions as may be reasonably required by the Company in order to permit the Company to comply with all applicable federal and state securities laws.
     (b) Underwritten Registration. If the registration referred to in Section 4.1(a) is proposed to be underwritten, the Company will so advise the Stockholders as a part of the written notice given pursuant to Section 4.1(a). In such event, the right of any Stockholder to registration pursuant to this Section 4.1 will be conditioned upon such Stockholder’s participation in such underwriting and the inclusion of such Stockholder’s Registrable Securities in the underwriting, and each such Stockholder will (together with the Company and the other Stockholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If any Stockholder disapproves of the terms of the underwriting, such Stockholder may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the other Stockholders.
     (c) Piggyback Registration Expenses. The Company will pay all Registration Expenses in connection with any Piggyback Registration, whether or not any registration or prospectus becomes effective or final.
     (d) Priority on Primary Registrations. If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of such offering, the Company will include in such registration or prospectus only such number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the Stockholders of such Registrable Securities on the basis of the number of Registrable Securities so requested to be included therein owned by each such Stockholder, and (iii) third, other securities requested to be included in such registration.
     (e) Priority on Secondary Registrations. If a Piggyback Registration relates to an underwritten secondary registration on behalf of other holders of the Company’s securities other than a registration pursuant to Section 4.2, and the managing underwriters advise the Company that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of the offering, the Company will include in such registration only such number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, the securities requested to be included therein by the holders requesting such registration and the Registrable Securities requested to be included in such registration, pro rata among the holders of such securities and Registrable Securities on the basis of the number of securities so requested to be included therein owned by each such holder, and (ii) second, other securities requested to be included in such registration.
     (f) Notwithstanding the foregoing, if at any time after giving written notice to the Stockholders of its intention to register any shares of Common Stock pursuant to subsection (a) of this Section 4.1 and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such Securities, the Company may, at its election, give written notice of such determination to each Stockholder and thereupon shall be relieved of its obligation to register Registrable Securities as part of such terminated registration (but not from its obligation to pay expenses in connection therewith as provided above). If a registration pursuant to this Section 4.1 involves an underwritten public offering and a Stockholder requests to be included in such registration, such Stockholder may elect, in writing prior to the effective date of the registration statement filed in connection with such registration, not to participate in such registration.
     (g) Each Stockholder agrees not to sell or offer for public sale or distribution, including pursuant to Rule 144, any of such Stockholder’s Common Stock within 15 days prior to or 90 days after the effective date of any registration (except as part of such registration) with respect to which piggyback registration rights are available pursuant to this Section 4.1.
     4.2 Demand Registrations.
     (a) Request for Registration. At any time and from time to time, any of the Principal Investors and ACF, so long as such Person holds at least 5% of the total Shares outstanding at such time (each an “Initiating Holder”) may request in writing that the Company effect pursuant to this Section 4.2 the registration (a “Demand Registration”) of all or any part of such Initiating Holders’ Registrable Securities under the Securities Act, which request shall specify the Registrable Securities so requested to be registered, the proposed amounts thereof, and the intended method of disposition by the Initiating Holders. Promptly after its receipt of such request, the Company shall give written notice of such requested registration to all Stockholders, and thereupon the Company will use its best efforts to effect the registration under the Securities Act of:
     (i) the Registrable Securities that the Company has been so requested to register, for disposition in accordance with the intended method of disposition stated in such request, and
     (ii) all other Registrable Securities owned by Stockholders, the holders of which shall have made a written request to the Company for registration thereof (which request shall specify such Registrable Securities and the proposed amounts thereof) within 30 days after the receipt of such written notice from the Company.
     (b) Limitations on Registrations. The registration rights granted to Initiating Holders pursuant to this Section 4.2 are subject to the following limitations:
     (i) the Initiating Holders shall determine the method of distribution of the Securities to be registered in a Demand Registration and if an underwritten offering, shall select the managing underwriter of such offering. If the offering is underwritten, the right of any Stockholder to registration pursuant to this Section 4.2 will be conditioned upon such Stockholder’s participation in such underwriting and the inclusion of such Stockholder’s Registrable Securities in the underwriting (unless otherwise agreed by the Initiating Holders), and each such Stockholder will (together with the Company and the other Stockholder distributing their Securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. If any Stockholder disapproves of the terms of the underwriting, such Stockholder may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders;

     (ii) the Company shall not be obligated to file a registration statement under this Section 4.2 unless (i) the total number of shares of Registrable Securities requested to be included in such offering by the Initiating Holders and all other securities holders who have requested to participate in such offering equals or exceeds 2.5% of the number of shares of Common Stock outstanding on a fully diluted basis or (ii) the aggregate gross offering price of such offering is at least $250,000,000; and
     (iii) the Company shall be entitled to postpone for a reasonable time not exceeding 180 days at any one time, and not to exceed 360 days in any 720-day period, the filing of any registration statement under this Section 4.2 if, at the time it receives a request for a Demand Registration pursuant thereto, the Board shall determine in good faith that (A) such offering will interfere with a pending financing, merger, sale of assets, recapitalization or other similar corporation action which the Company is actively pursuing and is material to the business of the Company or (B) the contemplated sale of Shares pursuant to such registration statement would have a negative impact on the market for the Common Stock.
     (c) Short-Form Registrations. The Company will use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms or any similar short-form registration (“Short-Form Registrations”), and to that end the Company will register (whether or not required by law to do so) the Common Stock under the Exchange Act in accordance with the provisions of that Act following the effective date of the first registration of any securities of the Company on Form S-1 or any comparable or successor form or forms. The Principal Investors and ACF will be entitled to request at any time and from time to time an unlimited number of Short-Form Registrations, provided that the Company will not be obligated to effect any registration pursuant to Sections 4.2(a) and 4.2(c) more than once in any one year. Promptly after its receipt of any request for a Short-Form Registration, the Company will, if eligible for a Short-Form Registration, give written notice of such request to all other Stockholders, and will use its best efforts to register, in accordance with the provisions of this Agreement, all Registrable Securities that any Stockholder has requested in writing to be registered by no later than the 15th day after the date of such notice. The Company will pay all Registration Expenses incurred in connection with any Short-Form Registration.
     (d) Priority on Demand Registrations. If the managing underwriter advises the Company that in its opinion the number of Registrable Securities (and, if permitted hereunder, other securities requested to be included in such offering) exceeds the number of securities that can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such offering only such number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, Registrable Securities, pro rata among the respective holders thereof on the basis of the aggregate number of Registrable Securities owned by each such holder, and (ii) second, any other securities of the Company that have been requested to be so included.
     (e) Each Stockholder agrees not to sell or offer for public sale or distribution including, pursuant to Rule 144, any of such Stockholder’s Common Stock within 15 days prior to or 90 days after the effective date of any Demand Registration (except as part of such registration).
     (f) The Company agrees not to effect any sale or distribution of any of its equity securities or of any security convertible into or exchangeable or exercisable for any equity security of the Company (other than such sale or distribution of such securities in connection with any merger or consolidation by the Company or any subsidiary of the Company or the acquisition by the Company or a subsidiary of the Company of the capital stock or substantially all the assets of any other Person or in connection with an employee stock ownership or other benefit plan) during the 15 days prior to, and during the 90 day period which begins on, the effective date of a registration statement filed in connection with a Demand Registration or a Piggyback Registration (except as part of any such registration).
     4.3 Registration Procedures. If and whenever the Company is required to use its best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in this Agreement, the Company will promptly and expeditiously:
     (a) prepare and file with the Securities and Exchange Commission (the “Commission”) a Registration Statement with respect to such Registrable Securities, make all required filings with the NASD, and use its best efforts to cause such Registration Statement to become effective;
     (b) prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Securities covered by such registration statement until such time as all of such Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement, but in no event for a period of more than six months after such registration statement becomes effective;
     (c) at least five business days before filing with the Commission, furnish to counsel (if any) to the selling Stockholders such registration copies of all documents proposed to be filed with the Commission in connection with such registration, which documents will be subject to the review of such counsel;

     (d) furnish to each seller of Securities such number of conformed copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits and other documents filed therewith, except that the Company shall not be obligated to furnish any seller of Securities with more than two copies of such exhibits), such number of copies of the prospectus comprised in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, and such other documents, as such seller may reasonably request in order to facilitate the disposition of the Securities owned by such seller;
     (e) use its best efforts to register or qualify all Securities covered by such registration statement under the Securities or blue sky laws of such jurisdictions as each seller shall request, and do any and all other acts and things which may be necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to consent to general service of process in any such jurisdiction;
     (f) in connection with an underwritten offering only, use its best efforts to furnish to each seller copies of
     (i) an opinion of counsel for the Company, dated the effective date of the registration statement, and
     (ii) a “comfort” letter signed by the independent public accountants who have certified the Company’s financial statements included in the registration statement, each covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountant’s letters delivered to the underwriters in underwritten public offerings of securities;
     (g) notify each seller of any Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such seller prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
     (h) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;
     (i) prepare and file with the Commission such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period of either (i) not less than six months or, if such Registration Statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (ii) such shorter period as will terminate when all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the Securities Act), and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement;
     (j) use its best efforts to cause all Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies, authorities or self-regulatory bodies as may be necessary or reasonably advisable in light of the business and operations of the Company to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities in accordance with the intended method or methods of disposition thereof;
     (k) notify each seller of any Registrable Securities covered by such Registration Statement (i) when the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission for amendments or supplements to such registration statement or to amend or to supplement such prospectus or for additional information, and (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for any of such purposes;

     (l) use its best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any securities exchange, use its best efforts to cause all such Registrable Securities to be listed on the New York Stock Exchange or NASDAQ (as determined in connection with the IPO);
     (m) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;
     (n) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split or a combination of shares);
     (o) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Securities included in such registration statement for sale in any jurisdiction, the Company will use its commercially reasonable efforts promptly to obtain the withdrawal of such order.
     The Company may require each seller of any Securities as to which any registration is being effected to furnish the Company such information regarding such seller and the distribution of such Securities as the Company may from time to time reasonably request in writing in order to permit the Company to comply with all applicable federal and state securities laws.
     The Company shall make available for inspection by any seller of Securities as to which any registration is being effected, any underwriter participating in any disposition pursuant to the related registration statement, and any attorney, accountant or other agent retained by any such seller or any such underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, if any, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and shall cause the Company’s and its subsidiaries’ officers, directors and employees to supply all information and respond to all inquiries reasonably requested by any such Inspector in connection with such registration statement.
     Each Stockholder hereby agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.3(g), such holder will promptly discontinue such holder’s disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.3(g), and, if so directed by the Company, will deliver to the Company (at the

Company’s expense) all copies, other than permanent file copies, then in such holder’s possession of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give such notice, the period mentioned in Section 4.3(b) shall be extended by the number of days during the period from and including the date when each seller of any Registrable Securities covered by such Registration Statement shall have received such notice to but not including the date when each such seller receives copies of the supplemented or amended prospectus contemplated by Section 4.3(g).
     (p) Other Registration Rights. Except as provided in this Agreement, the Company will not grant to any holder or prospective holder of any Securities of the Company registration rights with respect to such Securities that are senior to or otherwise have priority over the rights granted hereunder.
     4.4 Registration Expenses; Indemnification.
     (a) Registration Expenses.
     (i) Except as otherwise provided for herein, all expenses incidental to the Company’s performance of or compliance with this Agreement, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, word processing, duplicating and printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters and other Persons retained by the Company (all such expenses, “Registration Expenses”), will be borne as provided in this Agreement, except that the Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review, the expenses of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or on the New York Stock Exchange or NASDAQ. All Selling Expenses will be borne by the holders of the securities so registered pro rata on the basis of the number of their shares so registered.
     (ii) In connection with each Demand Registration and each Piggyback Registration, the Company will reimburse the holders of Registrable Securities covered by such registration or qualification for the reasonable fees and disbursements of one United States counsel, who will be chosen by the Initiating Holder in the case of a Demand Registration or a Short-Form Registration.
     (iii) To the extent Registration Expenses are not required to be paid by the Company, each holder of securities included in any registration or qualification hereunder will pay those Registration Expenses allocable to the registration or qualification of such holder’s securities so included, and any Registration Expenses not so allocable will be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered or qualified.
     (b) Indemnification.
     (i) The Company agrees to indemnify and hold harmless, and hereby does indemnify and hold harmless, each holder of Registrable Securities, its affiliates and their respective officers, directors and partners and each Person who controls such holder of Registrable Securities (within the meaning of the Securities Act) against, and pay and reimburse such holder of Registrable Securities, affiliate, director, officer or partner or controlling person for any losses, claims, damages, liabilities, joint or several, to which such holder of Registrable Securities or any such affiliate, director, officer or partner or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, (ii) any omission or alleged omission of a material fact from a Registration Statement, or any amendment thereof, required to be stated therein or necessary to make the statements therein not misleading, (iii) any omission or alleged omission of material fact from a prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (iv) any violation by the Company of any rule or regulation promulgated under the Securities Act or any state securities laws applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, and the Company will pay and reimburse such holder of Registrable Securities and each such affiliate, director, officer, partner and controlling person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding, provided that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished to the Company by such holder of Registrable Securities expressly for use therein. In connection with an underwritten offering, the Company, if requested, will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holder of Registrable Securities.
     (ii) In connection with any Registration Statement in which a holder of Registrable Securities is participating, each such holder of Registrable Securities will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and, will indemnify and hold harmless the Company, its directors and officers, each underwriter and each other Person who controls the Company (within the meaning of the Securities Act) and each such underwriter against any losses, claims, damages, liabilities, joint or several, to which such holder of Registrable Securities or any such director or officer, any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or in any application, (ii) any omission or alleged omission of a material fact from a Registration Statement, or any amendment thereof, required to be stated therein or necessary to make the statements therein not misleading or (iii) any omission or alleged omission of material fact from a prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission is made in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information prepared and furnished to the Company by such holder of Registrable Securities expressly for use therein, and such holder of Registrable Securities will reimburse the Company and each such director, officer, underwriter and controlling Person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding, provided that the obligation to indemnify and hold harmless will be individual and several to each holder of Registrable Securities and will be limited to the net amount of proceeds received by such holder of Registrable Securities from the sale of Registrable Securities pursuant to such Registration Statement.
     (iii) Any Person entitled to indemnification hereunder will (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.
     (iv) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the registration and sale of any securities by any Person entitled to any indemnification hereunder and the expiration or termination of this Agreement.
     (v) If the indemnification provided for in this Section 4.4(b) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relevant fault of the indemnifying party and the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount any holder of Registrable Securities will be obligated to contribute pursuant to this Section 4.4(b)(v) will be limited to an amount equal to the proceeds to such holder of Registrable Securities of the Restricted Securities sold pursuant to the registration statement which gives rise to such obligation to contribute (less the aggregate amount of any damages which the holder of Registrable Securities has otherwise been required to pay in respect of such loss, claim, damage, liability or action or any substantially similar loss, claim, damage, liability or action arising from the sale of such Restricted Securities).
ARTICLE V
DEFINITIONS
     5.1 Certain Definitions.
     “ACF” has the meaning set forth in the Recitals.
     “Acquisition” has the meaning set forth in the Recitals.
     “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly Controlling, Controlled by or under common Control with such Person, (ii) any Person directly or indirectly owning or Controlling 10% or more of any class of outstanding voting securities of such Person or (iii) any officer, director, general partner or trustee of any such Person described in clause (i) or (ii).
     “Affiliate Tag-Along Assignor” has the meaning set forth in Section 2.2(b).
     “Agreement” means this Stockholders Agreement, as amended from time to time in accordance with Section 6.8.
     “Applicable Law” means all applicable provisions of (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Regulatory Entity, (ii) any consents or approvals of any Regulatory Entity and (iii) any orders, decisions, injunctions, judgments, awards, decrees of or agreements with any Regulatory Entity.
     “Board” has the meaning set forth in Section 1.1(a)(i).
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.
     “CEO Nominee” has the meaning set forth in Section 1.1(a)(i)(E).
     “Chief Executive Officer” means the chief executive officer of the Company.
     “Class I,” “Class II” and “Class III” have the meanings set forth in Section 1.1(b).
     “Closing” means the closing of the Acquisition.
     “Closing Date” means the date of the Closing.
     “Code” means the U.S. Internal Revenue Code of 1986, as amended.

     “Commission” has the meaning set forth in Section 4.3(a).
     “Committees” has the meaning set forth in Section 1.1(c).
     “Common Stock” means the common stock, without par value, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.
     “Company” has the meaning set forth in the Preamble.
     “Competitor” means a Person, or another Person that controls or is controlled by a Person engaged in the renting of construction, industrial and materials handling equipment used for similar purposes as the equipment rented by the Company (and any Subsidiaries thereof) to its customers as of the date of determination and who had total revenue in such business in excess of $25 million for its most recently completed fiscal year in the geographic areas in which the Company and its Subsidiaries are conducting business on such date; provided that for purposes of this Agreement no Affiliate of ACF whose activities would be or would have been permitted by Section 7.6(a) of the Recapitalization Agreement during the 2-year period commencing on November 27, 2006 shall be deemed a Competitor.
     “Control” means the power to direct the affairs of a Person by reason of ownership of voting securities, by contract or otherwise.
     “Controlled Affiliate” means, with respect to any Person, any Person directly or indirectly Controlled by such Person; provided that the limited partners and non-managing members of any Person that is an investment fund shall in no event be deemed Controlled Affiliates of such fund.
     “Controlled Company Event” means the first date on which the Company ceases to qualify as a “controlled company” as defined from time to time under the New York Stock Exchange’s corporate governance listing standards.
     “Corporate Opportunity” has the meaning set forth in Section 1.6(d).
     “Demand Registration” has the meaning set forth in Section 4.2(a).
     “Effective Time” has the meaning set forth in Section 6.2.
     “Equity Securities” means any and all shares of Common Stock of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.
     “Fair Market Value” means with respect to any non-cash asset or consideration, the fair market value of such non-cash asset or consideration as determined in good faith by the Board.
     “Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.
     “Independent Director” means an “independent director” as such term is defined from time to time in the New York Stock Exchange’s corporate governance listing standards.
     “Information” means all information about the Company or any of its Subsidiaries that is or has been furnished to any Stockholder or any of its Representatives by or on behalf of the Company or any of its Subsidiaries, or any of their respective Representatives, and any other information supplied by the Company, any Subsidiary of the Company or any Stockholder in connection with the Acquisition (whether written or oral or in electronic or other form), together with all written or electronically stored documentation prepared by such Stockholder or its Representatives based on or reflecting, in whole or in part, any such information; provided that the term “Information” does not include any information that (x) is or becomes generally available to the public through no action or omission by any Stockholder or its Representatives or (y) is or becomes available to such Stockholder on a nonconfidential basis from a source, other than the Company or any of its subsidiaries, or any of their respective Representatives, that to the best of such Stockholder’s knowledge, after reasonable inquiry, is not prohibited from disclosing such portions to such Stockholder by a contractual, legal or fiduciary obligation.
     “Initiating Holder” has the meaning set forth in Section 4.2(a).
     “Inspectors” has the meaning set forth in Section 4.3(o).
     “Investor” has the meaning set forth in the Recitals.
     “Investor Nominees” has the meaning set forth in Section 1.1(a)(i)(B).
     “IPO” has the meaning set forth in the Recitals.

     “Majority Approval” means the prior approval of one or more Principal Investors having, singly or in the aggregate, the right to designate a majority of the Investor Nominees pursuant to Section 1.1(a) at the time such approval is required.
     “NASD” means the National Association of Securities Dealers, Inc.
     “Necessary Action” means, with respect to a specified result, all actions (to the extent permitted by Applicable Law) necessary to cause such result, including (i) voting or providing written consent or proxy with respect to Voting Securities, (ii) calling and attending meetings in person or by proxy for purposes of obtaining a quorum and causing the adoption of stockholders’ resolutions and amendments to the Company’s certificate of incorporation or by-laws, (iii) causing members of the Board (to the extent such members were nominated or designated by the Person obligated to undertake the Necessary Action, and subject to any fiduciary duties that such members may have as directors of the Company) to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments and (v) making, or causing to be made, with Regulatory Entities all filings, registrations or similar actions that are required to achieve such result.
     “Oak Hill” means Oak Hill 1, Oak Hill 2 and Oak Hill 3, acting together.
     “Oak Hill Nominees” has the meaning set forth in Section 1.1(a)(i)(B).
     “Original Agreement” has the meaning set forth in the Recitals.
     “Original Shares” has the meaning set forth in Section 1.5(a)(i).
     “Permitted Transferee” means as to any Stockholder: (i) the owners of such Stockholder in connection with any liquidation of, or a distribution with respect to an equity interest in, such Stockholder (including but not limited to any distribution by a Stockholder to its limited partners); (ii) any Affiliate of such Stockholder; or (iii) any investor in any Affiliate of such Stockholder (so long as such Affiliate remains an Affiliate of such Stockholder after any investment by such investor); provided, that in no event shall (x) any “portfolio company” of any Stockholder or any entity Controlled by any “portfolio company” of any Stockholder or (y) any Competitor constitute a “Permitted Transferee”. The Company and its Subsidiaries may be Permitted Transferees. Any Stockholder shall also be a Permitted Transferee of the Permitted Transferees of itself.
     “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

     “Piggyback Registration” has the meaning set forth in Section 4.1(a).
     “Plan Assets” means assets of one or more employee benefit plans and are subject to Part IV of Title I of ERISA.
     “Principal Investor Group” means, with respect to any Principal Investor, such Principal Investor and its Affiliates.
     “Principal Investors” means Ripplewood and Oak Hill.
     “Prohibited Transaction” means any Transfer of Equity Securities to a Person which (v) violates or causes a default or similar event (other than a violation, default or event caused by or constituting a “change of control”), under any of the Company’s or any of its Subsidiaries’ material debt agreements, indentures and other agreements or instruments evidencing material indebtedness of the Company or any of its Subsidiaries, as such agreements, indentures and instruments may be amended or modified from time to time in accordance with their terms, (w) violates applicable securities laws or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or would cause the Company to be in violation of any Applicable Law, (x) would result in the assets of the Company constituting Plan Assets, or (y) would cause the Company to be Controlled by or under common Control with an “investment company” for purposes of the Investment Company Act of 1940, as amended.
     “Pro Rata Portion” means, with respect to the Transferring Stockholder or any Tag-Along Participant, with respect to any proposed Transfer, on the applicable Transfer date, the number of Shares equal to the product of (i) the total number of Shares to be Transferred to the proposed Transferee and (ii) the fraction determined by dividing (A) the total number of Shares owned by such Transferring Stockholder or Tag-Along Participant (as applicable) as of such date plus the number of Shares owned by all Affiliate Tag-Along Assignors of such Person by (B) the total number of Shares owned by the Transferring Stockholder and all Tag-Along Participants and their respective Affiliate Tag-Along Assignors as of such date.
     “Public Offering” means an offering of Common Stock pursuant to a registration statement filed in accordance with the Securities Act.
     “Registrable Securities” shall mean (i) any shares of Common Stock, or (ii) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (i) by way of conversion or exchange thereof or share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization. As to any particular securities constituting Registrable Securities, such securities will cease to be Registrable Securities when (x) they have been effectively registered or qualified for sale by prospectus filed under the Securities Act and disposed of in accordance with the Registration Statement covering therein, or (y) they have been sold to the public through a broker, dealer or market maker pursuant to Rule 144 or other exemption from registration under the Securities Act. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected. “register,” “registered” and “registration” refers to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such Registration Statement, and compliance with applicable state securities laws of such states in which Stockholders notify the Company of their intention to offer Registrable Securities.
     “Registration Expenses” has the meaning set forth in Section 4.4(a)(i).
     “Registration Statement” means the prospectus and other documents filed with the Commission to effect a registration under the Securities Act.
     “Regulatory Entity” means any federal, state, local or foreign court, legislative, executive or regulatory authority or agency, including (without limitation) any exchange upon which equity securities of the Company are listed.
     “Regulatory Problem” shall mean (i) a reasonable likelihood that all or any part of a Stockholder’s assets would be deemed to be “plan assets” for purposes of ERISA or (ii) a change in the statute or regulation that authorizes or governs the investment by an equityholder of a Stockholder in such Stockholder that makes investing in the Stockholder illegal for such equityholder.
     “Representatives” means with respect to any Person, any of such Person’s, or its Affiliates’, directors, officers, employees, general partners, Affiliates, direct or indirect shareholders, members or limited partners, attorneys, accountants, financial and other advisers, and other agents and representatives, including in the case of any Principal Investor any person nominated to the Board or a Committee by such Principal Investor.
     “Ripplewood” means Ripplewood 1 and Ripplewood 2, acting together.
     “Ripplewood Nominees” has the meaning set forth in Section 1.1(a)(i)(A).
     “Rule 144” means Rule 144 under the Securities Act (or any successor rule).
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

     “Selling Expenses” means all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities hereunder.
     “Shares” means issued and outstanding shares of Common Stock (as adjusted for stock splits, stock dividends, reclassifications, recapitalizations and similar transactions).
     “Short-Form Registrations” has the meaning set forth in Section 4.2(c).
     “Stockholder Group Member” has the meaning set forth in Section 1.6(d).
     “Stockholders” means (i) the stockholders of the Company that are parties to this Agreement and (ii) any other holder of any Equity Securities that becomes a party to this Agreement after the date and pursuant to the terms hereof; provided that any Person shall cease to be a stockholder if it no longer is the holder of any Equity Securities; and provided further that for purposes of Sections 1.6(a) and 6.5(a), the term Stockholder shall not include any holder of any Equity Securities who is an employee or former employee of the Company or any of its Subsidiaries that is a party to one or more subscription or similar agreements with the Company.
     “Subsidiary” means each Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding capital stock or other equity interests.
     “Tag-Along Participants” has the meaning set forth in Section 2.2(a).
     “Tag Percentage” has the meaning set forth in Section 2.2(a).
     “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Equity Securities owned by a Person or any interest (including but not limited to a beneficial interest) in any Equity Securities owned by a Person.
     “Transferee” means any Person to whom any Stockholder or any Transferee thereof Transfers Equity Securities of the Company in accordance with the terms hereof.
     “Transfer Notice” has the meaning set forth in Section 2.2(a).
     “Transferred Securities” has the meaning set forth in Section 2.2(a).
     “Transferring Stockholder” has the meaning set forth in Section 2.2(a).
     “Unaffiliated Person” means, with respect to any Stockholder, any other Person that is not an Affiliate of such Stockholder.

     “Unanimous Investor Approval” means the prior approval of each Principal Investor that has the right to designate at least one Investor Nominee pursuant to Section 1.1(a) at the time such approval is required.
     “Voting Securities” means, at any time, shares of any class of Equity Securities of the Company, which are then entitled to vote generally in the election of directors.
     5.2 Terms Generally. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including the Exhibits and Annexes hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Preamble, Recitals, Articles, Sections, Exhibits and Annexes and Schedules shall be deemed references to Preamble, Recitals, Articles and Sections of, and Exhibits and Annexes to, this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The definitions given for terms in this Article V and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References herein to any agreement or letter shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time.
ARTICLE VI
MISCELLANEOUS
     6.1 Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Company and the Stockholders as provided under Section 6.8:
     (a) the provisions of Article I shall, with respect to each Stockholder, terminate as provided in Section 1.5;
     (b) the provisions of Article II shall terminate upon the Principal Investors ceasing to own (in the aggregate) at least 5% of the Voting Securities of the Company; and
     (c) all other provisions of this Agreement shall survive its termination.
Nothing in this Agreement shall relieve any party from any liability for the breach of any obligations set forth in this Agreement.
     6.2 Effective Time. This Agreement shall be effective upon the execution hereof by Stockholders holding in excess of 50% of the then-outstanding Voting Securities (including Unanimous Investor Approval) (such execution constituting approval of any amendments contained herein to the Original Agreement) and the consummation of the IPO (the time of such effectiveness, the “Effective Time”).
     6.3 Confidentiality. Each party hereto agrees to, and shall cause its Representatives to, keep confidential and not divulge any Information, and to use, and cause its Representatives to use, such Information only in connection with the Acquisition and the operation of the Company and its Subsidiaries; provided that nothing herein shall prevent any party hereto from disclosing such Information (a) upon the order of any court or administrative agency, (b) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (c) to the extent required by law or stock exchange rule or compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (d) to the extent necessary in connection with the exercise of any remedy hereunder, (e) to such party’s Representatives that in the reasonable judgment of such party need to know such Information and have agreed to abide by the terms of this Section 6.3 or (f) to any potential Permitted Transferee or Unaffiliated Person transferee in connection with a proposed Transfer of Equity Securities from such Stockholder as long as such transferee agrees to be bound by the provisions of this Section 6.3 as if a Stockholder, provided further that, in the case of clause (a), (b) or (c), such party shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available.
     6.4 Compliance.
     (a) The Stockholders shall not approve the retention by the Company or any of its Subsidiaries of, and shall cause the Company and its Subsidiaries not to retain, the independent accountants of any Principal Investor (or of any Principal Investor’s ultimate parent entity) for non-audit services without the prior written consent of such Principal Investor. If required by the Sarbanes-Oxley Act of 2002, as amended, so as not to impair the independence of the auditor of any Principal Investor, the Stockholders shall cause the Company and its Subsidiaries to discontinue and restrict certain relationships (as set forth in such Act) between the Company and its Subsidiaries and the auditor of such Principal Investor.
     (b) The Stockholders shall cooperate in good faith to procure that the Company take such necessary action and exercise all necessary powers so that the Company and its Subsidiaries are compliant with the provisions of the Sarbanes-Oxley Act of 2002, as amended, and all other applicable securities laws and listing exchange requirements.
     6.5 Restrictions on Other Agreements; Conflicts.

     (a) Following the date hereof, no Stockholder shall enter into or agree to be bound by any stockholder agreements or arrangements of any kind with any Person other than the Company with respect to any Equity Securities except agreements with respect to any sale or other transfer of Equity Securities permitted hereby or other matters as expressly permitted hereunder. A Principal Investor may enter into any stockholder agreement or arrangements with a member of its or any other Principal Investor Group.
     (b) Each of the parties covenants and agrees to vote their Voting Securities and to take any other action reasonably requested by the Company or any Stockholder to amend the Company’s by-laws or certificate of incorporation so as to avoid any conflict with the provisions hereof.
     6.6 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things, and shall execute and deliver all such further agreements, certificates, instruments and documents, as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.
     6.7 No Recourse; No Stockholder Duties.
     (a) Notwithstanding anything to the contrary in this Agreement, the Company and each Stockholder agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement, shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Stockholder or any current or future member of any Stockholder or any current or future director, officer, employee, partner or member of any Stockholder or of any Affiliate or assignee thereof, as such for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.
     (b) The Stockholders agree, notwithstanding anything to the contrary in any other agreement or at law or in equity, that when any Stockholder takes any action under this Agreement to give or withhold its consent, or when any Stockholder takes any action under this Agreement to give or withhold its consent, such Stockholder shall have no duty (fiduciary or other) to consider the interests of the Company or the other Stockholders and may act exclusively in its own interest and shall have no duty to act in good faith; provided that the foregoing shall in no way affect the obligations of the parties hereto to comply with the provisions of this Agreement.

     6.8 Amendment; Waivers, etc. This Agreement may be amended, and the Company and any Stockholder may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if any such amendment, action or omission to act, has been approved by Stockholders holding in excess of 50% of the then-outstanding Voting Securities of the Stockholders including Unanimous Investor Approval, provided that this Agreement may not be amended in a manner adversely affecting the rights or obligations of any Stockholder which does not adversely affect the rights or obligations of all similarly situated Stockholders in the same manner without the consent of such Stockholder. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Any Stockholder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Stockholder granting such waiver in any other respect or at any other time.
     6.9 Assignment. Neither this Agreement nor any right or obligation arising under this Agreement may be assigned by any party without the prior written consent of the other parties, provided that (a) any Principal Investor may assign all or a portion of its rights and obligations hereunder to any Person that is or becomes a Stockholder and (b) ACF may assign its rights under Section 4.2 (and related rights under Sections 4.3 and 4.4) to any transferee of 40% or more of the number of Shares owned by ACF on the Closing Date.
     6.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.
     6.11 No Third Party Beneficiaries. Except as contemplated in Sections 4.4(b) and 6.7, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns.
     6.12 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by reputable overnight courier or (d) sent by fax (provided a confirmation copy is sent by one of the other methods set forth above), as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
If to the Company, to it at:
RSC Holdings Inc.
6929 E. Greenway Parkway

Scottsdale, Arizona 85254
Attn: Erik Olsson
Facsimile: (480) 368-4280
with a copy (which shall not constitute notice) to:
Ripplewood Holdings, L.L.C.
One Rockefeller Plaza, 32nd Floor
New York, NY 10020
Attn: Christopher P. Minnetian, Esq.
(212) 218-2778 (telecopier)
(212) 582-6700 (telephone)
cminnetian@ripplewood.com (email)
and
Oak Hill Capital Management, L.L.C.
65 E. 55th Street, 36th Floor
New York, NY 10022
Attn: John R. Monsky, Esq.
(212) 758-3572 (telecopier)
(212) 326-1590 (telephone)
jmonsky@oakhillcapital.com (email)
and
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022-3902
Attn: Jeffrey J. Rosen, Esq.
(212) 909-6836 (telecopier)
(212) 909-6000 (telephone)
jrosen@debevoise.com (email)
If to ACF, to it at:
c/o Atlas Copco AB
SE-105 23
Stockholm, Sweden
Attn: Håkan Osvald
011-46-8-743-8037 (telecopier)
011-46-8-743-8000 (telephone)
hakan.osvald@se.atlascopco.com (email)

with a copy (which shall not constitute notice) to:
Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, New York 10036
Attn: Stephen R. Rusmisel, Esq.
Donovan W. Burke, Esq.
(212) 858-1500 (telecopier)
(212) 858-1000 (telephone)
stephen.rusmisel@pillsburylaw.com (email)
donovan.burke@pillsburylaw.com (email)
If to any other Stockholder, to its address set forth on the signature page of such Stockholder to this Agreement with a copy (which shall not constitute notice) to any party so indicated thereon. All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery, on the day delivered, (x) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (y) if by overnight courier, on the day delivered, or (z) if by fax, on the day delivered.
     6.13 Severability. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, illegality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
     6.14 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.
     6.15 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
     6.16 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles or rules of conflicts of law to the extent such principles or rules are not mandatorily applicable by statute and would require the application of the laws of another jurisdiction).
     6.17 Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees not to commence any such suit, action or other proceeding except in such courts). Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth or referred to in Section 6.12 shall be effective service of process for any such suit, action or other proceeding. Each party irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or other proceeding in (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.
     6.18 Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (a) certifies and acknowledges that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it understands and has considered the implications of this waiver and makes this waiver voluntarily, and that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 6.18.
     6.19 Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. In the event that the Company or one or more Principal Investors shall file suit to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach thereof), the prevailing party in the suit shall be entitled to recover, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, including, without limitation, reasonable attorney’s fees and expenses.
     6.20 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

RSC HOLDINGS INC.

By:

Name:
Title:

RSC ACQUISITION LLC

By:	Ripplewood Partners II, L.P.
its Sole Member

By:	Ripplewood Partners II GP, L.P.
its General Partner

By:	RP II GP, LLC
its General Partner

By:

	Name:	Christopher P. Minnetian
	Title:	Secretary

RSC ACQUISITION II LLC

By:	Ripplewood Partners II Parallel Fund, L.P.
its Sole Member

By:	Ripplewood Partners II GP, L.P.
its General Partner

By:	RP II GP, LLC
its General Partner

By:

	Name:	Christopher P. Minnetian
	Title:	Secretary

OHCP II RSC, LLC

By:	Oak Hill Capital Parters II, L.P.
its Sole Member

By:	OHCP Gen Par II, L.P.
its General Partner

By:	OHCP MGP II, L.L.C.
its General Partner

By:

	Name:	John R. Monsky
	Title:	Vice President

OHCMP II RSC, LLC

By:	Oak Hill Capital Management Partners II, L.P.
its Sole Member

By:	OHCP Gen Par II, L.P.
its General Partner

By:	OHCP MGP II, L.L.C.
its General Partner

By:

	Name:	John R. Monsky
	Title:	Vice President

OHCP II RSC COI, LLC

By:	OHCP Gen Par II, L.P.
its Sole Member

By:	OHCP MGP II, L.L.C.
its General Partner

By:

	Name:	John R. Monsky
	Title:	Vice President

ATLAS COPCO FINANCE S.À.R.L.

By:

Name:
Title:

By:

Name:
Title: